Exhibit 99.B(h)(6)

AMENDMENT TO

FUND ACCOUNTING AGREEMENT

AMENDMENT made as of June 9, 2015, between The Boston Trust & Walden Funds (formerly known as The Coventry Group) a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi” or the “Fund Accountant”), to that certain Fund Accounting Agreement, dated March 23, 1999, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to add Services and an additional Fund to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.                                      Schedule A.

(a)                                         The following is added immediately prior to the Section of Schedule A entitled, “Out of Pocket Expenses”:

Fair Value Support Services

As compensation for Fair Value Support Services (the services set forth in Section l(e) (as they relate to fair value determinations) ofthe Agreement) for the Walden International Equity Fund, Citi shall receive the following annual servicing fee:

One-time Development Fee of $10,000, due upon the execution of this Amendment

Annual Fee for Fair Value Support Services to be provided by Citi:

If the Fund has less than 200 securities:                           $5,000

If the Fund has at least 200 securities:                                   $7,500

(The Annual Fee is to be billed in equal monthly installments)

The foregoing fees do not include out of pocket costs.  Citi shall also be reimbursed by the Trust for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Citi for use in valuing the portfolio holdings of a specific Fund or Funds.

(b)                                        The last Section of Schedule A (entitled, “Portfolios”) is replaced with the following:

“Portfolios:

Boston Trust Asset Management Fund

Boston Trust Equity Fund Boston

Trust Small Cap Fund Boston

Trust Midcap Fund Boston Trust

SMID Cap Fund Walden Asset

Management Fund Walden Equity

Fund

Walden Midcap Fund

Walden Small Cap Innovations Fund

Walden SMID Cap Innovations Fund

Walden International Equity Fund

2.                                      Amendment.  A new Section I(e) is added to the Agreement as follows::

“(e)                           Citi shall provide the following Fair Value Information Services solely with respect to the Walden International Equity Fund:

(i)                                        Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Fund’s investment adviser or other designee, as approved by the Board.  The Trust instructs and authorizes Citi to provide information pertaining to the Fund’s investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.  The Trust acknowledges that while Citi’s services related to fair value pricing are intended to assist the Trust and the Board in its obligations to price and monitor pricing of Fund investments, Citi does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(ii)                                 Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.”

3.                                      Representations and Warranties.

(a)                                 The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)                                 Citi represents that it has full power and authority to enter into and perform this Amendment.

4.                                      Miscellaneous.

(a)                                 This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)                                 Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)                                  Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)                                 This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE BOSTON TRUST & WALDEN

By:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President